UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 6, 2014, The Wendy’s Company (the “Company”) issued a press release reporting its financial results for the fiscal quarter ended September 28, 2014, the initiative described in Item 2.05 below, and other information. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including the Company’s financial results for the fiscal quarter ended September 28, 2014 included in Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that section. Furthermore, the information in this Item 2.02, including the Company’s financial results for the fiscal quarter ended September 28, 2014 included in Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 6, 2014, the Company announced a plan to reduce its general and administrative expenses. The plan includes a realignment and reinvestment of resources to focus primarily on accelerated restaurant development and consumer-facing restaurant technology to drive long-term growth. The Company expects to achieve the majority of the expense reductions through the realignment of its U.S. field operations and savings at its Restaurant Support Center in Dublin, Ohio. As a result, the Company expects to incur total costs aggregating approximately $20 million to $25 million primarily in the fourth quarter of 2014 and first half of 2015, comprised of severance and related employee costs of approximately $17 million to $20 million and recruiting and relocation costs of approximately $3 million to $5 million. The Company expects that substantially all of these costs will be cash expenditures.

The cost estimates set forth in this Item 2.05, and in the press release attached hereto as Exhibit 99.1, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual costs may differ materially from expected costs. The Company is unable at this time in good faith to predict the ultimate costs associated with the general and administrative expense reduction plan, or the future impact on the Company’s earnings. These risks are in addition to the other risks cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, the Company announced that Scott A. Kriss, currently the Company’s Senior Vice President – Tax, will succeed Steven B. Graham as the Company’s Chief Accounting Officer on November 10, 2014. Mr. Kriss’ new title will be Senior Vice President – Chief Accounting and Tax Officer. Mr. Graham’s employment was impacted as part of the general and administrative expense reduction plan described in Item 2.05 above and he will transition from the Company in February 2015.

Mr. Kriss has been Senior Vice President – Tax for the Company since June 2012. In this position, Mr. Kriss has been responsible for controlling, administering and managing all aspects of the Company’s tax function. Prior to joining the Company, Mr. Kriss served as Tax Director – Americas for Bacardi-Martini, Inc. from December 2010 to May 2012. In this capacity, Mr. Kriss was responsible for all aspects of Bacardi’s tax function in the Americas.

Mr. Kriss has extensive experience as a tax executive in the retail industry. He served as Vice President – Tax at Tween Brands, Inc. from 2008 to 2010. In addition, he was a member of the Tween Brands Administrative Committee, which provided overall responsibility for the management and operation of that company’s qualified and non-qualified investment plans. Prior to Tween Brands, Mr. Kriss was employed by Limited Brands (now known as L Brands) from 1994 to 2008. Throughout his 14 year tenure at Limited Brands, he held various leadership positions, last serving as Vice President – Tax from 2005 to 2008. Mr. Kriss began his career in tax with Arthur Andersen from 1991 to 1994.

Mr. Kriss is a certified public accountant and a member of the American Institute of CPAs, Ohio Society of CPAs and Tax Executives Institute. He is 46 years of age.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on November 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: November 6, 2014	By:	/s/ Dana Klein
Dana Klein
Senior Vice President – Corporate and Securities Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on November 6, 2014.